NEWS RELEASE

For further information, contact:

Media: Suzie Singer	812.376.1917
Investors: Greg Ehlinger, Chief Financial Officer	812.376.1935

September 6, 2001	For immediate release

IRWIN FINANCIAL CORPORATION APPROVED FOR NYSE LISTING

(Columbus, IN) Irwin Financial Corporation (NASDAQ-NMS: IRWN), a diversified financial services company focusing on mortgage banking, home equity lending and small business finance, today announced that it has been approved to list its stock on the New York Stock Exchange (NYSE). The Corporation's management believes that the move to the auction market of the NYSE will improve trading characteristics of the Corporation's securities due to the market's centralized order flow and single point of sale. Trading on the NYSE is expected to commence on or about September 21, 2001, at which time the Corporation's securities will no longer be quoted on the Nasdaq National Market and the Corporation's ticker symbols will change as follows:

Security	Nasdaq Symbol	NYSE Symbol
Common Shares	IRWN	IFC
9.25% Trust Preferred due 2027	IRWNP	IFC.P
10.50% Trust Preferred due 2030	IRWNO	IFC.O
8.75% Convert. Trust Preferred due 2030	IRWNN	IFC.N

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies. The Corporation, through its five major subsidiaries -- Irwin Mortgage Corporation, Irwin Home Equity Corporation, Irwin Union Bank, Irwin Ventures, and Irwin Capital Holdings -- provides a broad range of consumer and commercial financial services in selected markets in North America.

This press release contains forward-looking statements that are based on management's expectations and estimates. These statements include projections of future activities, but are not guarantees of future performance and involve uncertainties that are difficult to predict. Words such as "believes," "expects" and similar expressions are intended to identify forward-looking statements. Actual future results may differ materially from what is projected due to a variety of factors including unanticipated delays in the completion of the Corporation's listing process on the NYSE.